Exhibit 2.1


                                 BRAVANTA, INC.

                                     - and -

                                 WORKSTREAM INC.

                                      -and-

                         WORKSTREAM ACQUISITION IV, INC.

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                          AGREEMENT AND PLAN OF MERGER


                                  June 29, 2004

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            Strategic Law Partners, LLP, counsel for the Corporation
      Perley-Robertson, Hill & McDougall LLP, solicitors for the Purchaser

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of June 29, 2004

BETWEEN:

            BRAVANTA, INC., a corporation incorporated pursuant to the laws of the State of Delaware ("Bravanta" or "the Corporation")

            - and -

            WORKSTREAM INC., a corporation incorporated pursuant to the laws of Canada (the "Purchaser")

            -and-

            WORKSTREAM ACQUISITION IV, INC., a corporation incorporated pursuant to the laws of the State of Delaware ("Merger Sub")

RECITALS:

      A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Purchaser, Merger Sub and the Corporation intend to enter into a business combination transaction pursuant to which Merger Sub will be merged into the Corporation in a reverse triangular merger, with the Corporation continuing as the Surviving Corporation of the merger (the "Merger").

      B. The Board of Directors of the Corporation has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has determined to recommend that the shareholders of the Corporation adopt and approve this Agreement and approve the Merger.

      C. The Board of Directors of Purchaser (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Purchaser and advisable and fair to, and in the best interests of, Purchaser and its shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

      D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended.

      E. It is also intended by the parties hereto that the Merger shall be accounted for as a "purchase."

      F. The Corporation and each of the Corporation Stockholders will enter into a letter of transmittal in a form to be mutually agreed among the Corporation, such stockholders and the Purchaser prior to the Corporation Stockholders receiving Exchange Shares as contemplated hereunder (the "Transmittal Letter"), which sets forth certain representations, warranties and covenants of such Corporation Stockholders.

      THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

      "1933 Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC;

      "1934 Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC;

      "Affiliate" shall mean, as to any Person, any Person controlling, controlled by, or under common control with, such Person;

      "Agreement" means this Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement, and references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

      "Balance Sheet Date" means May 31, 2004;

      "Benefit Plans" means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which the Corporation is or has been a party or by which it is or has been bound or under which the Corporation has, or will have, any liability or contingent liability, relating to:

      (a) Pension Plans;

      (b) Insurance Plans; or

      (c) Compensation Plans,

      with respect to any of the Employees or former employees (or any dependants or beneficiaries of any such Employees or former employees), directors or shareholders of the Corporation, individuals working on contract with the Corporation or other individuals providing services to any of them of a kind normally provided by employees or eligible dependants of such person;

      "Books and Records" means all books and records of the Corporation, including financial, corporate, operations, sales and purchase books and records, lists of suppliers and customers, business reports and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media;

      "Business" means the business carried on by the Corporation, and the term "Business" shall include any part of the businesses held or carried on by the Corporation;

      "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Ottawa, Ontario are open for business during normal banking hours;

      "California Law" means the California General Corporation Law;

      "Claims" means any claim, demand, action, assessment or reassessment, suit, cause of action, damage, loss, charge, judgment, debt, costs, liability or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

      "Closing" means the closing of the Merger contemplated under this Agreement by consummation of the Merger;

      "Closing Date" means, subject to prior termination of this Agreement as provided in Article 11, the later of (i) June 30th, 2004, or (ii) the second business day after all closing conditions set forth in Articles 7 and 8 hereof have been satisfied or duly waived, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

      "Closing Time" means 2 o'clock p.m. Ottawa time on the Closing Date, or such other time on the Closing Date as the Parties may agree in writing as the time at which the Closing shall take place;

      "Code" means the United States Internal Revenue Code of 1986, as amended;

      "Compensation Plans" means all employment benefits relating to bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, share option, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or any other type of arrangement providing for compensation or benefits additional to base pay or salary;

      "Contracts" means all contracts, licences, leases, agreements, commitments and engagements to which the Corporation is a party or by which it is bound and includes all quotations, orders or tenders for contracts which remain open for acceptance and any warranties, guarantees or commitments (express or implied);

      "Corporation Preferred Shares" means shares of the Corporations' Series C Preferred Stock;

      "Corporation Shares" means all of the issued and outstanding shares of capital stock of the Corporation;

      "Corporation Stockholders" means those persons holding Corporation Series C Preferred Shares on the Closing Date;

      "Effective Time" means the date and time on which the Merger first becomes legally effective under Delaware Law as a result of the filing with the Delaware Secretary of State of the Agreement of Merger pursuant to, and in conformity with, Delaware Law;

      "Employees" means all persons employed by the Corporation, including for greater certainty, those employees on disability leave, parental leave or other absence;

      "Encumbrances" means any pledge, lien, charge, security interest, title retention agreement, mortgage, restriction, easement, right-of-way, title defect, option, adverse claim or encumbrance of any kind or character whatsoever;

      "Environment" means the environment or natural environment as defined in any Environmental Laws and includes air, surface, water, ground water, land surface, soil, subsurface strata, any sewer system and the environment in the workplace;

      "Environmental Approvals" means all approvals, permits, certificates, licences, authorizations, consents, agreements, instructions or directions having the force of law, and registrations or approvals issued or required by any Governmental Authority pursuant to Environmental Laws with respect to the operations, business or assets of the Corporation;

      "Environmental Laws" means all Laws relating in full or in part to the Environment or employee or public health or safety, and includes those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances;

      "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by the Corporation;

      "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or any province, state or other geographic or political subdivision of any nation;

      "Governmental Authorizations" means all authorizations, approvals, including Environmental Approvals, orders, consents, directions, notices, licences, permits, variances, registration or similar rights issued to or by or required by any Governmental Authority;

      "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, prohibited substance, dangerous substance or dangerous good as defined or judicially interpreted under in any Environmental Laws, including any asbestos or asbestos-containing materials;

      "Insurance Plans" means all employment benefits relating to disability or wage continuation during period of absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, medical or dental treatments or expenses, life insurance, death or survivor's benefits and supplementary employment insurance, in each case regardless of whether or not such benefits are insured or self-insured;

      "Intellectual Property" means registered and unregistered trade-marks (including the Trade-marks), copyright, and other intellectual property rights and all rights (proprietary, contractual or otherwise) in or relating to all trade secrets, confidential and proprietary information, methods, procedures, know-how and information;

      "Laws" means all applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, codes, judgments and directions having the force of law of any Governmental Authority;

      "Leased Real Property" means all premises which are leased, subleased, licensed or otherwise occupied by the Corporation, and the interest of the Corporation in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way and other appurtenances situate on or forming part of such premises, all of which is listed in Schedule 4.24 of the Disclosure Schedules;

      "Material Adverse Effect" when used with reference to any entity or group of related entities, means any event, change, circumstance or effect that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole with its subsidiaries; provided, however, that in no event shall any event, change, circumstance or effect related to (A) the economy of the United States or Canada, (B) the industry in which such entity or group of related entities operates, constitute, in and of itself, a Material Adverse Effect.

      "Material Contract" means any currently effective Contract: (i) involving aggregate payments following the date hereof to or by the Corporation in excess of $100,000; (ii) involving rights or obligations of the Corporation that may reasonably extend beyond one year (except for standard non-exclusive licenses granted to end-user customers in the ordinary course of business); (iii) which is outside the ordinary course of business; (iv) which does not or cannot be terminated without penalty on less than six months notice (except for standard non-exclusive licenses granted to end-user customers in the ordinary course of business); or (iv) which restricts in whole or in part in any material way the scope of the business or activities of the Corporation;

      "Merger Price Per Share" means the average last sale price of Purchaser Common Stock quoted by the NASD on its automated quotation system for the last five (5) trading days immediately preceding the Closing Date.

      "Merger Sub" means Workstream Acquisition IV, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser;

      "NASD" means the National Association of Securities Dealers, Inc. or one or more of its subsidiaries, as the context may require, and any successor to any of them;

      "Notice" shall have the meaning given in Section 12.3;

      "Owned Real Property" means all freehold lands which are owned or purported to be owned, in fee simple, by the Corporation including all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way and other appurtenances situate on or forming part of such lands;

      "Parties" means all of the parties to this Agreement;

      "Pension Plans" means all benefits relating to retirement or retirement savings including pension plans, pensions or supplemental pensions, registered retirement savings plans, registered pension plans and retirement compensation arrangements;

      "Permitted Encumbrances" means (i) the Encumbrances listed in Schedule 1.1(c) of the Disclosure Schedules, (ii) statutory liens for the payment of Taxes that are not yet due or delinquent, and (iii) liens, encumbrances and security interests which arise in the ordinary course of business and which do not materially affect the assets of the relevant Party;

      "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

      "Purchaser Common Stock" means the common stock, no par value, of the Purchaser.

      "Real Property" means the Owned Real Property and the Leased Real
      Property;

      "Real Property Leases" means those agreements to lease, leases, subleases or licences or other occupancy rights pursuant to which the Corporation uses or occupies the Leased Real Property;

      "Release" has the meaning prescribed in any Environmental Laws and includes any release, spill, leak, pumping, pouring, addition, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

      "Remedial Order" means any administrative complaint, direction, order or sanction issued, filed, imposed or threatened by any Governmental Authority pursuant to any Environmental Laws and includes any order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated or requiring a payment to be made to any Governmental Authority;

      "Required Approvals" means Governmental Authorizations and third Person approvals, consents and notices, required in connection with the consummation of the transactions contemplated by this Agreement, including any consents required by any outstanding contract or commitment of the Corporation that requires the prior approval of third parties prior to any change of control of the Corporation;

      "SEC" means the Securities and Exchange Commission;

      "Securities Laws" means the 1933 Act, the 1934 Act, the securities or "blue sky" laws of any state or territory of the United States and the rules and regulations of the NASD and the comparable laws, rules and regulations in effect in any relevant other country;

      "Tax Returns" includes all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes;

      "Taxes" includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, including those levied on, or measured by, or in respect of income, gross receipts, profits, capital, gains, capital gains, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions;

      "Trade-marks" means all trade-marks, trade names, brands, trade dress, business names, Uniform Resource Locators ("URL"), domain names, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin, whether registered or not, owned or used by the Corporation and any goodwill associated with any of them.

Certain Rules of Interpretation

In this Agreement and the schedules:

      (a) Time - time is of the essence in the performance of the Parties' respective obligations;

      (b) Currency - unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America;

      (c) Headings - descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

      (d) Singular, etc. - use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

      (e) Consent - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

      (f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

      (g) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day; and

      (h) Inclusion - where the words "including" or "includes" appear in this Agreement, they mean "including (or includes) without limitation".

1.3 Knowledge

Except as specified otherwise in this Agreement, any reference to the knowledge of any Person who is an individual shall mean to the best of the knowledge, information and belief of such Person after reasonable diligence and, with respect to an entity, means the actual knowledge of all directors and officers of such Person.

1.4 Entire Agreement

This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to that subject matter, including the Letter of Intent dated June 23, 2004 and the Non-Disclosure Agreement dated June 8, 2004, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5 Applicable Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable in the State of Delaware, and without regard to the conflict of laws principles applicable in such jurisdiction.

1.6 Accounting Principles

All references to generally accepted accounting principles mean generally accepted accounting principles in the United States as at the Closing Date, applied on a consistent basis.

1.7 Schedules and Exhibits

The schedules and exhibits to this Agreement, are an integral part of this Agreement. The Schedules shall modify all representations and warranties contained in this Agreement. Each party has used its best efforts to reference the correct Schedule, however the failure to properly reference such schedule shall not be a breach of a representation or warranty if the party to whom the disclosure is being made could reasonably ascertain the effect of a disclosure in a Schedule on other applicable representations and warranties.

                                    ARTICLE 2
                                   THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Corporation, the separate corporate existence of Merger Sub shall cease and the Corporation shall continue as the surviving corporation. The Corporation as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

2.2 Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in such appropriate form as mutually determined by the parties (which agreed form shall be attached as Exhibit A hereto prior to Closing), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Agreement of Merger").

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Corporation and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Corporation and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws; Directors and Officers

      (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is Bravanta Inc."

      (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

      (c) The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.5 Purchase Price.

In connection with the Merger and pursuant to the provisions of this Agreement, subject to adjustment pursuant to Section 2.6(f) hereof, the Purchaser shall issue to the Corporation

Stockholders in exchange for all Corporation Preferred Shares outstanding immediately prior to the Effective Time a number of fully paid and nonassessable shares of Purchaser Common Stock (the "Exchange Shares") equal to (A) $6,600,000 divided by the Merger Price Per Share minus (B) the total number of Management Shares and CIBC Shares (as those terms are defined in Sections 9.12(e) and 9.12(f) below and which otherwise would be deliverable as Exchange Shares to the Corporation Stockholders). The Exchange Shares, the Management Shares and the CIBC Shares are sometimes collectively referred to herein as the "Shares."

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Corporation or the Corporation
Stockholders:

      (a) Each of the Corporation Preferred Shares that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and extinguished and automatically converted into the right to receive a number of Exchange Shares determined by dividing the total number of Exchange Shares by the total number of Corporation Preferred Shares issued and outstanding immediately prior to the Effective Time, upon surrender of the certificate representing such Corporation Preferred Share in the manner provided herein. The preceding provisions of this Section 2.6(a) are subject to the provisions of Section 2.6(e) (regarding the elimination of fractional shares), Section 2.6(f) (regarding Capital Changes), Section 2.6(g) (regarding Dissenting Shares (as defined below)) and Section 2.7 (regarding the withholding of Escrow Shares).

      (b) Subject to the provisions of Section 2.6(g) (regarding Dissenting Shares) below, each of the Corporation Shares issued and outstanding immediately prior to the Effective Time other than the Corporation Preferred Shares shall be cancelled and extinguished without any conversion thereof, and without further consideration.

      (c) Each share of the Corporation's capital stock held by the Corporation immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

      (d) Each share of common stock, $0.00l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e) No fractional shares of Purchaser Common Stock will be issued in connection with the Merger. In lieu of such issuance, each Corporation Stockholder who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock, computing after aggregating all shares of Purchaser Common Stock to be received by such holder pursuant to Section 2.6(a), will instead receive from the Purchaser, upon surrender of such holder's share certificates as provided herein, an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (a) the Merger Price Per Share, by (b) the fraction of a share of Purchaser Common Stock that such holder would otherwise have been entitled to receive.

      (f) Notwithstanding anything to the contrary herein, if the Purchaser recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Purchaser Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Purchaser Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Purchaser Common Stock into the same or a different number of shares of other classes or series of stock of the Purchaser (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of Purchaser Common Stock, in shares or securities convertible into shares of Purchaser Common Stock and/or other equity securities of the Purchaser (each, a "Capital Change"), at any time after the date of this Agreement and prior to the Effective Time, then the Merger Price Per Share and the number of Exchange Shares, Management Shares and CIBC Shares will be appropriately adjusted.

      (g) Holders of shares of capital stock of the Corporation who have complied with all requirements for perfecting shareholders' dissenting rights (or similar rights), under Chapter 13 of the California Law or Section 262 of the Delaware Law shall be entitled only to their rights under such laws with respect to such shares ("Dissenting Shares") and such Dissenting Shares shall not be converted into Exchange Shares.

      (h) On the Closing Date, Purchaser and the Corporation will calculate and set forth in Schedule 2.6(h) (to be attached hereto at the Closing) the number of Exchange Shares issuable to each Corporation Stockholder in accordance with this Section 2.6, together with such holder's Escrow Shares.

      (i) Notwithstanding anything contained herein to the contrary, the aggregate number of Shares issued pursuant to the terms hereof shall not equal or exceed 20% of the number of Purchaser Common Stock outstanding immediately before the issuance of the Shares, unless the Purchaser has obtained prior approval from the holders of its common shares for such issuance. In the event the aggregate number of Shares that would be issued pursuant to the terms hereof equals or exceeds 20% of the number of Purchaser Common Stock then outstanding, and the Purchaser has failed to obtain prior shareholder approval for such issuance, then the number of Shares that the Corporation Stockholders would be entitled acquire as part of the Purchase Price shall be reduced so that the aggregate number of Shares issuable pursuant to the terms hereof does not equal or exceed 20% of the number of Purchaser Common Stock outstanding immediately before the issuance of the Shares pursuant to the terms hereof.

2.7 Escrow.

      (a) At the Closing, the Purchaser will withhold 400,000 of the Exchange Shares in accordance with Section 2.6(a) (rounded down to the nearest whole number of shares to be issued to such Corporation Stockholder) and deliver such shares (the "Escrow Shares") to Borden Ladner Gervais LLP (the "Escrow Agent"), as escrow agent, to be held by Escrow Agent as collateral for the Corporation's indemnification obligations under Article 10 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in a form to be mutually agreed by the parties hereto prior to Closing and, upon such agreement, to be attached hereto as Exhibit 2.7.

      (b) Subject to the terms of the Escrow Agreement, the Escrow Shares will be held by the Escrow Agent from the Closing until the dates set forth in the Escrow Agreement (the "Escrow Period"). Any shares of Purchaser Common Stock or other equity securities issued or distributed by the Purchaser (including securities issued upon a Capital Change) with respect to the Escrow Shares in the Escrow Period shall be added to and considered part of the Escrow Shares. Cash dividends on the Escrow Shares shall be deposited with the Escrow Agent until release thereof pursuant to the Escrow Agreement. The Escrow Shares withheld from each Corporation Stockholder will be represented by a certificate or certificates issued in the name of the Escrow Agent. Each Corporation Stockholder shall be shown as the record owner on the Purchaser's books and records of such number of Escrow Shares.

2.8 Corporation Options. At the Effective Time, the Purchaser shall not assume any outstanding options to purchase shares of capital stock of Corporation (the "Corporation Options") and shall not substitute any equivalent option or right for any such Corporation Option. All outstanding Corporation Options shall remain exercisable for the period determined by the Corporation Board of Directors (or the Compensation Committee of the Board of Directors) and any Corporation Option that has not been exercised by the holder thereof prior to expiration of such period (which shall in any event expire prior to the Effective Time) shall then terminate at the Effective Time.

2.9 Corporation Warrants. Corporation agrees to obtain prior to the Effective Time (i) a binding written agreement, acceptable to Purchaser, from each holder of warrants to acquire capital stock of Corporation (not including warrants which expire or terminate by their terms effective as of the Effective Time) whereby such holder agrees that if the warrants held by such holder have not been exercised prior to the Effective Time, then such warrants shall terminate upon and may not be exercised on or after the Effective Time, or (ii) to otherwise address any outstanding warrants in a matter reasonably satisfactory to the Purchaser.

2.10 Securities Law Compliance. The Purchaser shall issue the Shares pursuant to an exemption or exemptions from registration under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act and the exemption from qualification under the laws of the

State of California and other applicable Securities Laws. The Purchaser and the Corporation shall comply with all applicable provisions of, and rules under, the 1933 Act in connection with offering and issuance of Shares as contemplated hereby.

2.11 Certificate Legends. The Shares to be issued pursuant to the terms hereof shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Laws, only in certain limited circumstances. Each certificate evidencing Shares shall bear the following legend:

            "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, HAVE BEEN TAKEN FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY APPLICABLE STATE WITH RESPECT TO THESE SHARES, IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT OR THE APPLICABLE STATE SECURITIES LAWS ARE THEN IN FACT APPLICABLE TO THE OFFER OR SALE."

2.12 Place of Closing. The Closing shall take place at the Closing Time at the offices of Perley-Robertson, Hill & McDougall LLP located at Suite 400, 90 Sparks Street, Ottawa, Ontario, K1P 1E2, or at such other place as may be agreed upon in writing by the Parties.

2.13 Tender. Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money shall be tendered in U.S. dollars by official bank certified cheque, bank draft or by such other method as the Parties agree in writing.

2.14 Tax and Accounting Consequences

      (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Department of the Treasury Income Tax Regulations ("Treasury Regulations").

      (b) It is intended by the parties hereto that the Merger shall be treated as a "purchase" for accounting purposes.

                                    ARTICLE 3
                            EXCHANGE OF CERTIFICATES

3.1 Surrender Procedures.

      (a) Purchaser shall act as its own exchange agent in the Merger (except for the Escrow Shares). Prior to the Closing Time, the Corporation shall deliver to each

            Corporation Stockholder a Transmittal Letter containing instructions for the surrender and exchange of Certificates (as defined below).

      (b) At the Closing Time, each Corporation Stockholder shall surrender to the Purchaser for cancellation the share certificates representing the Corporation Preferred Shares that are not Dissenting Shares (the "Certificates"), in each case duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record (to the extent that such Corporation Stockholder has not surrendered its Certificates and/or such executed irrevocable security transfer powers of attorney to the Purchaser). Each Corporation Stockholder who is entitled to receive Exchange Shares pursuant to Section 2.6 above shall deliver a duly executed Transmittal Letter together with such holder's Certificate(s) (or an affidavit of lost certificate as described in Section 3.1(c) below) to the Purchaser at the Closing Time. Upon receipt of such duly executed Transmittal Letter and Certificates (or affidavits of lost certificate), the Purchaser will issue to each tendering Corporation Stockholder a certificate for the number of Exchange Shares to which such Corporation Stockholder is entitled pursuant to Section 2.6(a) hereof, less the Exchange Shares deposited into escrow pursuant to Section 2.7 hereof, and pay such Corporation Stockholder any cash payable in lieu of a fractional share to which such Corporation Stockholder may be entitled pursuant to Section 2.6(e) hereof.

      (c) In the event any Certificates shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and such holder's agreement to indemnify Purchaser or the Surviving Corporation for any claim that may be made against Purchaser or the Surviving Corporation with respect to such Certificate, such number of Exchange Shares and cash for fractional shares, if any, as may be required pursuant to
            Section 2.6 and any dividends or distributions payable pursuant to
            Section 3.1(d).

      (d) No dividends or distributions payable to holders of record of Purchaser Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Certificate(s) until the holder of the Certificate(s) surrenders such Certificate(s). Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Purchaser Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

      (e) Each of the Corporation Stockholders and the Purchaser shall deliver such other documents as may be reasonably necessary to complete the transactions contemplated by this Agreement.

      (f) Until Certificates outstanding prior to the Merger are surrendered pursuant to Section 3.1(a) above, such Certificates will be deemed, for all purposes, to evidence the right to the Merger consideration payable with respect to such Corporation Preferred Shares as provided in Section 2.6 above.

3.2 No Further Ownership Rights. All Exchange Shares issued in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Corporation Preferred Shares and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of capital stock of the Corporation, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for any reason, they will be cancelled and exchanged as provided in this Article 3.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as otherwise provided in the Disclosure Schedules to be delivered to the Purchaser by the Corporation prior to the Closing (the "Disclosure Schedules"), the Corporation hereby represents and warrants to the Purchaser the matters set out below.

4.1 Incorporation and Registration

The Corporation is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement, to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Corporation requires it to be registered, licensed or otherwise qualified as an out-of-state or foreign corporation in any other jurisdiction other than those listed opposite its name in Schedule 4.1 of the Disclosure Schedules, where it is duly registered, licensed or otherwise qualified for such purpose.

4.2 Right to Sell

To the Corporation's knowledge, the Corporation Preferred Shares are not subject to any rights of first refusal or other rights to purchase such stock in favor of the Corporation, or restrictions on transfer pursuant to any agreement, which would prevent the exchange of such Corporation Preferred Shares for Exchange Shares as contemplated hereby.

4.3 Capitalization

      The authorized and issued share capital of the Corporation is as set forth in Schedule 4.3(a) of the Disclosure Schedules. All of the shares in the capital of the Corporation have been duly and validly issued and are outstanding as fully paid and non-assessable shares of the Corporation. Other than as set forth in Schedule 4.3(a), (a) no options, warrants (not including warrants to acquire common shares of the Corporation) or other rights to purchase shares or other securities of the Corporation, and no securities or obligations convertible into or exchangeable for shares or other securities of the Corporation, have been authorized or agreed to be issued or are outstanding; and (b) all such securities referenced in subsection (a) shall have been exercised in full or terminated at or prior to the Effective Time.

      Set forth in Schedule 4.3(b) of the Disclosure Schedules is a complete list of all stockholders of the Corporation and the number of shares of capital stock of the Corporation owned by each such stockholder.

4.4 Title to Assets

The Corporation has good and valid title to all of its assets and interests in assets, real and personal, including all of the assets used in the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Leased Real Property assets of the Corporation or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of such assets. Except for co-located assets set forth in Schedule 4.4 of the Disclosure Schedules, all of the assets of the Corporation are located on the Leased Real Property.

4.5 Due Authorization and Enforceability

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been, or will prior to the Closing Date be, duly authorized by all necessary corporate action on the part of the Corporation and the Corporation's stockholders. This Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

4.6 Absence of Conflicting Agreements

The Corporation is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, or, to its knowledge, any Law or Governmental Authorization which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other documents or agreements to be delivered or entered into under the terms of this Agreement, or the performance by the Corporation of its obligations provided for under this Agreement or any other documents or agreements to be delivered or entered into under this Agreement, except for any such violation, contravention, breach, default or Encumbrance as would not individually or in the aggregate have a Material Adverse Effect on the Corporation.

4.7 Approvals

Except as disclosed in Schedule 4.7 of the Disclosure Schedules, no approval, order or consent of or notice to or filing with any Governmental Authority or other Person is required on the part of the Corporation in connection with the execution, delivery and performance of this Agreement or any other documents or agreements to be delivered under this Agreement or the performance of the obligations of the Corporation under this Agreement or any other documents or agreements to be delivered or entered into under this Agreement, except for the filing of the Agreement of Merger and such qualifications, registrations or filings under applicable securities laws as may be required in connection with the Merger and the transactions contemplated by this Agreement.

4.8 Financial Statements

The Corporation has delivered to the Purchaser reviewed financial statements as of December 31, 2002, an unaudited balance sheet of the Corporation as of the 31st day of December, 2003 and an unaudited balance sheet of the Corporation as of the Balance Sheet Date, and the related statements of income and retained earnings for the periods ending on that date (the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by the Corporation throughout the period indicated (except for the absence of notes thereto and normal year-end adjustments and normal quarter-end adjustments), and fairly present in all material respects the financial position of the Corporation as of the date of the balance sheet included in the Company Financial Statements, and the results of its operations for the period indicated. Except as set forth on Schedule 4.8 of the Disclosure Schedules, as of the date of this Agreement, the Corporation, to its knowledge, does not have any material liability or obligation of any nature, except for liabilities or obligations that are reflected on Company Financial Statements, or in this Agreement and the Disclosure Schedules and except for liabilities that may have been incurred after the date of the Company Financial Statements in the ordinary course of business.

4.9 Absence of Undisclosed Liabilities

Since the Balance Sheet Date, the Corporation has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding, except those incurred in the ordinary and usual course of business. The reserves and accrued liabilities disclosed on or reflected in the Company Financial Statements and the Books and Records have been calculated in accordance with generally accepted accounting principles.

4.10 Absence of Changes and Unusual Transactions

Except as consented to in advance in writing by the Purchaser or as expressly contemplated by this Agreement, since the Balance Sheet Date:

            (i) there has not been any damage, destruction, loss or labour dispute (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect with respect to the Corporation;

            (ii) the Corporation has not transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Company Financial Statements or cancelled any debts or entitlements except, in each case, except in the ordinary and usual course of business;

            (iii) the Corporation has not incurred or assumed any obligation or liability (fixed or contingent) except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

            (iv) the Corporation has not discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Company Financial Statements and liabilities incurred since the date of the Balance Sheet Date in the ordinary and usual course of business;

            (v) the Corporation has not suffered any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation, as the case may be;

            (vi) the Corporation has not granted any bonuses, whether monetary or otherwise, or made any general wage, salary or Benefit Plan increases in respect of its Employees or changed the terms of employment for any Employee except in the ordinary and usual course of business and consistent with past practice;

            (vii) the Corporation has not hired or dismissed any senior
                  Employees or hired or dismissed any other Employees other than in the ordinary and usual course of business;

           (viii) the Corporation has not mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

            (ix) the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares or purchased or otherwise acquired any of its shares;

            (x) the Corporation has not paid any management fees or other amounts (other than salaries and benefits of Employees, the terms of which are disclosed in the Employee Schedule (as defined below)) to any of the Corporation Stockholders; and

            (xi) the Corporation has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.11 Non-Arm's Length Transactions

Except as disclosed in Schedule 4.11 of the Disclosure Schedules, no director or officer, former director or officer, shareholder or Employee of the Corporation, or any other person not dealing at arm's length (within the meaning of the Code) with the Corporation, or any of the Corporation Stockholders, has any indebtedness, liability or obligation to the Corporation, and the

Corporation is not indebted or otherwise obligated to or a party to any Contract with any such person, except for employment arrangements with Employees, the terms of which are disclosed in the Employee Schedule (as defined below).

4.12 Absence of Guarantees

The Corporation has not given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of any indebtedness or other obligation of any Person, or any other commitment by which the Corporation is, or is contingently, responsible for any such indebtedness or other obligation.

4.13 Operating Businesses

All assets used in or necessary to carry on the Business are owned by the Corporation, or leased or licensed by the Corporation from Persons acting at arm's length from the Corporation Stockholders and the Corporation.

4.14 Major Suppliers

      (a) Set forth on Schedule 4.14 of the Disclosure Schedules is a comprehensive listing of all suppliers of goods and services to the Corporation (including suppliers of goods and services to the Corporation's customers, which are arranged for by the Corporation), where the value of the goods or services supplied by such supplier exceeded $25,000, in each case individually or in the aggregate, during the 12 month period ending on the Balance Sheet Date.

      (b) True and complete copies of all Contracts with those suppliers of goods and services for the Business (or for customers of the Business) referred to in subsection 4.14(a) have been made available to the Purchaser. The Corporation has not received any written communication that any of such Contracts will not be honoured in the ordinary and usual course of business consistent with the past experience of the Business.

      (c) The Corporation is not subject to any Contract under which the Corporation has made any commitment or is subject to any obligation or would suffer any penalty (financial or otherwise) as a result of a failure to acquire, or arrange for the acquisition of, a specified minimum volume of products or services.

      (d) The Corporation is not subject to any Contract involving a commitment of exclusivity whereby its ability, or the ability of its Affiliates, to acquire goods or services from any Person would be restricted in any manner.

      (e) To the knowledge of the Corporation, none of the suppliers included in the list referred to in subsection 4.14(a) has any intention to change its relationship or the terms upon which it conducts business with the Corporation, including as a result of the transactions contemplated by this Agreement.

4.15 Condition of Assets

The fixed assets, machinery, equipment, fixtures, furniture, furnishings and vehicles owned or leased by the Corporation, including any of the foregoing which are in storage or in transit, and other tangible property and facilities used by the Corporation, whether located in or on the premises of the Corporation or elsewhere, are in satisfactory condition in all material respects, repair and (where applicable) proper working order, having regard to their use and age, and such assets have been reasonably maintained.

4.16 Accounts Receivable

All of the corporation's accounts receivable (a) represent bona fide sales actually made or services actually performed in the ordinary course of business,
(b) are reflected on the books and records of the Corporation in accordance with generally accepted accounting principles, and (c) to the knowledge of the Corporation, are not subject to any defence, counterclaim or set off, except to the extent reflected by the reserve for bad debts or as set forth in Schedule
4.16 of the Disclosure Schedules.

4.17 Business in Compliance with Law

In all material respects, the business and operations of the Corporation have been and are now conducted in compliance with all Laws of each jurisdiction in which the Corporation carries on or has carried on business, and the Corporation has not received any written notice of any alleged violation of any such Laws.

4.18 Governmental Authorizations

Schedule 4.18 of Disclosure Schedules sets forth a complete list of the material Governmental Authorizations issued to or required by the Corporation to enable it to carry on business in compliance, in all material respects, with all Laws. The Governmental Authorizations listed in Schedule 4.18 are, in all material respects, in full force and effect in accordance with their terms, and there have been no material violations of such Governmental Authorizations and no proceedings are pending or, to the knowledge of the Corporation, threatened, which could result in the revocation or limitation of such Governmental Authorizations.

4.19 Governmental Assistance

The Corporation has not received any grants or other forms of assistance, including loans with interest below market rates or guarantees of any loans, from any Governmental Authority that have not been fully repaid or reimbursed and satisfied, and the Corporation is not a party to any Contract or understanding with respect to any such grant or form of assistance.

4.20 Restrictive Covenants

The Corporation is not party to or bound or affected by any Contract limiting the freedom of the Corporation to compete in any line of business, acquire goods and services from any supplier, sell goods and services to any customer, or transfer or move any of its assets or operations.

4.21 Intellectual Property

      (a) Schedule 4.21 of the Disclosure Schedules sets forth a complete list and brief description of all Intellectual Property owned by the Corporation (including Trade-marks) that have been registered or for which applications for registration have been filed by or on behalf of the Corporation (collectively, the "Owned Intellectual Property") and all Intellectual Property licensed to the Corporation (the "Licensed Intellectual Property") except for commercially available software licensed by the Corporation, for which the usage rights are licensed subject to the terms of the applicable, standard form license agreements.

      (b) Except as disclosed in Schedule 4.21 of the Disclosure Schedule, the Corporation has the right to use and is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property (except for Permitted Encumbrances). The Owned Intellectual Property and the Licensed Intellectual Property are all the Intellectual Property used in or necessary to carry on the Business as currently conducted. All Licensed Intellectual Property is being used by the Corporation in accordance with a licence from or the express consent of the rightful owner of such Licensed Intellectual Property, and all such licences and consents are in full force and effect.

      (c) All rights to Owned Intellectual Property are in full force and effect and have not been used, enforced or licensed or failed to be used, enforced or licensed in a manner that would result in the abandonment, cancellation or unenforceability of or any loss of rights in any of such Intellectual Property.

      (d) The Corporation has no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Owned or Licensed Intellectual Property nor of any pending or threatened action, litigation, investigation, claim, opposition, complaint, grievance or proceeding of any nature or kind against any of them relating to such Intellectual Property.

      (e)   To the knowledge of the Corporation:

            (i) the use of any of the Intellectual Property owned or licensed by the Corporation;

            (ii) any product or service which the Corporation sells, provides, produces or uses, or has sold, provided, produced or used; and

            (iii) any process, method, advertising, or material that the
                  Corporation employs or has employed in the marketing or sale of any such product or service,

            does not breach, violate, infringe or interfere with any proprietary, contractual or other rights of any Person relating to Intellectual Property.

      (f) The Corporation has no knowledge of any breach, violation, infringement of, or interference with, the Intellectual Property owned or licensed by the Corporation.

4.22 Equipment Contracts

Schedule 4.22 of the Disclosure Schedules sets forth a complete list of all Equipment Contracts involving aggregate payments in excess of $25,000 per annum, together with a description of the assets to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no material default exists on the part of the Corporation, or, to the knowledge of the Corporation, on the part of any of the other parties thereto. The entire interest of the Corporation under each of the Equipment Contracts is held by the Corporation free and clear of any Encumbrances, other than Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly and punctually paid.

4.23 Owned Real Property. The Corporation does not have now, and has never had, any Owned Real Property.

4.24 Leased Real Property

      (a) Schedule 4.24 of the Disclosure Schedules sets forth a complete list of the Leased Real Property (by reference to municipal address) and Real Property Leases (by reference to all relevant documents including details of parties to the Real Property Leases and dates of documents). True copies of all the Real Property Leases have been provided or made available to the Purchaser. The Real Property Leases have not been materially altered or amended and are in full force and effect.

      (b) There are no agreements or understandings between the landlord and tenant, or sublandlord and subtenant, in respect of any Leased Real Property other than as contained in the Real Property Leases, pertaining to the rights and obligations of the parties to the Real Property Leases relating to the use and occupation of the Leased Real Property.

      (c) Except for the Real Property Leases listed in Schedule 4.24, the Corporation is not a party to or bound by any other leases, subleases, agreements to lease, licenses or occupancy agreements pertaining to real property.

      (d) All interests held by the Corporation as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances.

      (e) All payments required to be made by the Corporation pursuant to the Real Property Leases have been duly paid and the Corporation is not otherwise in material default in meeting any of its obligations under any of the Real Property Leases.

      (f) To the knowledge of the Corporation, none of the other parties under any of the Real Property Leases is in default in meeting any of its obligations under such Real Property Leases.

      (g) The Corporation does not have any option, right of first refusal or other contractual right relating to the Leased Real Property which is not provided under the Real Property Leases.

      (h) To the knowledge of the Corporation, no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any other party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default.

4.25 Environmental Matters

To the Corporation's knowledge:

      (a)   There are no Environmental Approvals.

      (b) All operations of the Corporation have been, and are now, conducted in material compliance with all Environmental Laws. There has been no Release by the Corporation of any Hazardous Substance into the Environment.

      (c) Neither the Corporation nor any of its operations has been or is now the subject of any Remedial Order, nor does the Corporation have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor, to the knowledge of the Corporation, has any threat of any such Remedial Order been made nor, to the knowledge of the Corporation, are there any circumstances which could reasonably result in the issuance of any such Remedial Order.

      (d) The Corporation has never been prosecuted for or convicted of any offence under Environmental Laws, nor has the Corporation been found liable in any proceeding to pay any fine, penalty, damages, amount or judgment to any person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or as the result of the breach of any Environmental Law and to the knowledge of the Corporation, there is no basis for any such proceeding or action.

      (e) The Corporation does not have any knowledge of any Hazardous Substance in, on or under the Leased Real Property, or in any other assets of the Corporation.

4.26 Employment Matters

      (a) The Corporation has provided Purchaser with a complete list (the "Employee Schedule") of all Employees, whose current wages, salaries or hourly rates of pay, and bonus (whether monetary or otherwise) exceed $40,000 U.S. (on an annualized basis), together with their titles, service dates and material terms of employment including current wages, salaries or hourly rates of pay, and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed fiscal year (including the date of payment if paid since January 1, 2004) or payable to each such Employee, and the date upon which each such Employee was first hired by the Corporation. Except as disclosed in the Employee Schedule, no Employee is on disability leave, pregnancy or parental leave, extended leave of absence or receiving benefits pursuant to the Laws.

      (b) Except for those written employment contracts with salaried Employees identified in the Employee Schedule, there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law.

      (c) Except as set forth in Schedule 4.26 of the Disclosure Schedules there are no written or oral change of control provisions or Contracts with any of the Employees which provide for any rights of Employees contingent upon or affected by a change of control of the Corporation or the sale of any or all of their assets.

      (d) Schedule 4.26 of the Disclosure Schedules sets out a complete list of all independent contractors currently under contract with the Corporation, together with a list of all Contracts with them.

      (e) Except for the Benefit Plans, there are no employment policies or plans which are binding upon the Corporation.

      (f) The Corporation has been and is being operated in compliance in all material respects with all Laws relating to employees, including employment standards, occupational health and safety, human rights, labour relations and pay equity.

      (g) There are no Claims or complaints nor, to the knowledge of the Corporation, are there any threatened Claims or complaints, against the Corporation pursuant to any Laws relating to employees, including employment standards, human rights, labour relations, occupational health and safety, worker's compensation or pay equity. To the knowledge of the Corporation, nothing has occurred which might lead to a Claim or complaint against the Corporation under any such Laws. There are no outstanding decisions or settlements or pending settlements which place any obligation upon the Corporation to do or refrain from doing any act.

      (h) All current assessments under workers' compensation legislation in relation to the Corporation have been paid or accrued and the Corporation has not been subject to any special or penalty assessment under such legislation which has not been paid.

4.27 Collective Agreements

      (a) The Corporation is not a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of the Employees of the Corporation.

      (b) There are no outstanding or, to the knowledge of the Corporation, threatened labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees of the Corporation, and there have not been any such proceedings within the last two years.

      (c) To the knowledge of the Corporation, there are no threatened or apparent union organizing activities involving any Employees of the Corporation.

      (d) The Corporation does not have any labour union problems that might materially affect the value of the Corporation or lead to an interruption of its operations at any location where the Corporation carries on its business.

4.28 Benefit Plans

      (a) Schedule 4.28 of the Disclosure Schedules sets forth a complete list of the Benefit Plans.

      (b) Current and complete copies of all written Benefit Plans or, where oral, written summaries of the material terms of them, have been provided or made available to the Purchaser together with current and complete copies of all documents relating to the Benefit Plans, including: all documents establishing, creating or amending any of the Benefit Plans; all trust agreements, funding agreements; insurance contracts, and the most recent financial statements and accounting statements and reports; all booklets, summaries, manuals and written communications of a general nature distributed or made available to any Employees or former employees concerning any Benefit Plans.

      (c) Each Pension Plan has been qualified and administered in compliance with (i) the terms thereof, and (ii) the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and the Corporation has not received, in the last six years, any notice from any Person questioning or challenging such compliance (other than in respect of any claim related solely to that Person).

      (d) All obligations to or under the Pension Plans (whether pursuant to their terms or the Code or ERISA) have been satisfied, and there are no outstanding defaults or violations under the Pension Plans by the Corporation nor do the Corporation Stockholders or the Corporation have any actual knowledge, without further enquiry or investigation, of any default or violation by any other party to any Pension Plan.

      (e) Other than those required by the Code or ERISA, there have been no improvements, increases or changes to, or promised improvements, increases or changes to, the benefits provided under any Pension Plan. None of the Pension Plans provides for benefit increases or the acceleration of or an increase in funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated by this

            Agreement, other than the full vested of accrued benefits required by the Code upon the termination of a Pension Plan qualified under
            Section 401(a) of the Code.

      (f) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Pension Plan have been paid or remitted in a timely fashion in accordance with the terms of that Pension Plan and the Code and ERISA, and no Taxes, penalties or fees are owing or exigible under any Pension Plan, and to the knowledge of the Corporation there are no liabilities or contingent liabilities in respect of any Pension Plans that have been discontinued.

      (g) There is no proceeding, action, investigation, suit or claim (other than routine claims for payment of benefits) pending or, to the knowledge of the Corporation, threatened involving any Pension Plan or its assets, and to the knowledge of the Corporation no facts exist which could reasonably be expected to give rise to any such proceeding, action, suit or Claim (other than routine claims for benefits).

      (h) No event has occurred respecting any Pension Plan which could otherwise reasonably be expected to adversely affect the tax qualified status of any such plan.

      (i) The Corporation has not received, or applied for, any payment of surplus or any payments as a result of the demutualization of the insurer of any Benefit Plan out of or in respect of any Benefit Plan.

      (j) The Corporation has not taken any contribution or premium holidays under any Benefit Plan and there have been no withdrawals or transfers of assets from any Benefit Plan.

      (k) All employee data necessary to administer each Benefit Plan is in the possession of the Corporation and is substantially complete, correct and in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Laws.

      (l) None of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees, or to the beneficiaries of such employees, except as required by Laws, including but not limited to the Consolidated Omnibus Reconciliation Act of 1985.

      (m) None of the Benefit Plans require or permit a retroactive increase in premiums or payments, or require additional payments or premiums on the termination of any Benefit Plan or insurance contract in respect thereof other than the normal and reasonable administrative fees associated with the termination of benefit plans, and the level of insurance reserves, if any, under any insured Benefit Plan, to the best of the Corporation's knowledge, is reasonable and sufficient to provide for all incurred but unreported claims.

4.29 Insurance

The Corporation maintains the policies of insurance set forth in Schedule 4.29 of the Disclosure Schedules, copies of which have been made available to the Purchaser. All such policies of insurance are in full force and effect and the Corporation is not in default, as to the payment of premium or otherwise, under the terms of any such policy.

4.30 Material Contracts

Schedule 4.30 of the Disclosure Schedules sets forth a complete list of the Material Contracts. The Material Contracts are all in full force and effect and no material default exists under any of the Material Contracts on the part of the Corporation or, to the knowledge of the Corporation, on the part of any other party to such Material Contracts. Current and complete copies of the Material Contracts have been delivered or made available to the Purchaser and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such Contract.

4.31 Litigation

Except as disclosed in Schedule 4.31 of the Disclosure Schedules, there is no action, suit, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, pending or, to the knowledge of the Corporation, threatened in writing against the Corporation before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel which, if determined adversely to the Corporation, would,

      (a)   have a Material Adverse Effect on the Corporation;

      (b) enjoin, restrict or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

      (c) to the knowledge of the Corporation, prevent the Corporation Stockholders from fulfilling all of their obligations set out in this Agreement or arising from this Agreement;

and the Corporation has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in such Schedule 4.31, there is not presently outstanding against the Corporation any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

4.32 Tax Matters.

Except as disclosed in Schedule 4.32 of the Disclosure Schedules:

      (a) The Corporation is not, and has never been, a member of an affiliated group, within the meaning of Section 1504(a) of the Code, and neither the Corporation nor any entity whose liabilities the Corporation has succeeded has ever filed a consolidated United States federal income tax return with (or been included in a consolidated return or) an affiliated group;

      (b) The Corporation has filed or caused to be filed all Tax Returns and reports required to have been filed by or for them on or before the Closing Date, and all information set forth in such returns or reports is accurate and complete in all material respects;

      (c) No tax return or report of the Corporation contains any position which is subject to penalties under the Code Section 6662 or corresponding provision of state, local or foreign tax law;

      (d)   The Corporation has paid all Taxes due and payable by them;

      (e) The Corporation is in material compliance with, and their records contain all information and documents (including, without limitation, properly completed United States Internal Revenue Service Forms W-9) necessary to comply with, all applicable information tax reporting and tax withholding requirements;

      (f) There are no material unpaid Taxes, additions to tax, penalties, or interest payable by the Corporation or any other person that are or could become a lien on any assets, or otherwise have a Material Adverse Effect on the Corporation;

      (g) The Corporation has collected or withheld all amounts required to be collected or withheld by them for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

      (h) The balance sheet of the Corporation as of the Balance Sheet Date fully and properly reflects, as of the Balance Sheet, the liabilities of the Corporation for all accrued Taxes for all periods ending on or before the Balance Sheet Date;

      (i) The Corporation has not granted (nor is subject to) any waiver currently in effect of the period of limitations for the assessment or collection of tax, no unpaid tax deficiency has been asserted against or with respect to the Corporation by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes or Tax Returns of the Corporation;

      (j) The Corporation has not made or entered into, nor holds any assets subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations there under or a "safe harbour lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the Treasury Regulations thereunder;

      (k) The Corporation is not required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the Treasury Regulations thereunder or any similar provision of state law;

      (l) The Corporation is not a party to, nor obligated under, any agreement or other arrangement providing for the payment of any amount that is or would be non-deductible under Section 280G of the Code;

      (m) The Corporation has not distributed to their stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

      (n) There are no outstanding rulings or requests for rulings from any taxing authority that are, or if issued would be, binding on the Corporation;

      (o) The Corporation is not, nor have they been at any time within the last five years, a "United States real property holding corporation" for the purposes of Section 897 of the Code;

      (p) The Corporation does not have and has not had any permanent establishment, nor are otherwise subject to taxation, in any country other than the United States; and

      (q) Schedule 4.32 describes all material tax elections, consents, and agreements made by or affecting the Corporation that would be effective after the Closing, lists all material types of taxes paid and tax returns filed by or on behalf of the Corporation, expressly indicates each tax with respect to which the Corporation is or has been included in a consolidated, unitary, or combined return and describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to taxes of the Corporation.

4.33 Books and Records

All Books and Records have been made available to the Purchaser. Such Books and Records, together with the Company Financial Statements, fairly and correctly set out and disclose in all material respects the financial position of the Corporation and all material financial transactions to which the Corporation is or was a party have been accurately recorded in all material respects in such Books and Records.

4.34 Corporate Records

      (a) The articles of incorporation and by-laws for the Corporation, including any and all amendments, have been made available to the Purchaser and such articles of incorporation and by-laws as so amended are in full force and effect unamended.

      (b) The corporate records and minute books for the Corporation have been made available to the Purchaser. The minute books include minutes prepared of all meetings of the directors and stockholders of the Corporation held to date and resolutions passed by the directors or shareholders on consent. The stock ledger and journal, reflecting all stock issuances and stock transfers, of the Corporation is complete and accurate in all material respects.

4.35 Management Recommendation Letters

Copies of all management recommendation letters received by the Corporation or their boards of directors from any auditor of the Corporation during the last three years have been made available to the Corporation.

4.36 Trade Allowances

The Material Contracts contain all provisions concerning customer and supplier discounts, allowances, volume rebates, preferential terms, customer credits or similar reductions in price or other trade terms that have a material effect on the Corporation.

4.37 Bank Accounts, etc.

Schedule 4.37 of the Disclosure Schedules sets forth a complete list of every financial institution in which the Corporation maintain any depository account, trust account or safe deposit box, details of all such accounts and safe deposit boxes and the names of all persons authorized to draw on or who have access to such accounts or safe deposit boxes.

4.38 No Broker

Except as disclosed on Schedule 4.38, neither the Corporation nor, to the knowledge of the Corporation, any Corporation Stockholder is obligated for the payment of any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby.

4.39 Disclosure

This Agreement (including all exhibits and schedules hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement (including all exhibits and schedules thereto), there is no fact that the Corporation has not disclosed to the Purchaser and of which its officers and directors are aware, that has had or would reasonably be expected to have a Material Adverse Effect on the Corporation.

                                    ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
                                   MERGER SUB

The Purchaser and/or Merger Sub hereby represents and warrants to the Corporation Stockholders the matters set out below.

5.1 Incorporation

The Purchaser is a corporation duly incorporated and validly existing under the laws of Canada and has all necessary corporate power to own its property and assets and to carry on its business as presently conducted. Merger Sub is a corporation duly incorporated and validly existing under the laws of Delaware and has all necessary corporate power to own its property and assets and to carry on its business as presently conducted.

5.2 Due Authorization

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser, including all necessary approvals by the Purchaser's shareholders. Merger Sub has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub.

5.3 Enforceability of Obligations

This Agreement, and the other agreements and documents to be entered into by Purchaser and Merger Sub pursuant to this Agreement (the "Purchaser Ancillary Documents"), constitutes valid and binding obligations of each of the Purchaser and Merger Sub enforceable against each of them in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

5.4 SEC Documents; Purchaser Financial Statements

Purchaser has furnished the Corporation with its most recent true and complete copy of each statement, quarterly and other report pursuant to Section 13 or 15(d) of the 1934 Act filed by Purchaser with the SEC since June 1, 2003 ( (the "Purchaser SEC Documents"), which are all the documents (other than preliminary material) that Purchaser was required to file with the SEC under the 1934 Act since such date. As of their respective filing dates, the Purchaser SEC Documents complied in all materials respects with the requirements of the 1934 Act. The Purchaser SEC Documents and this Agreement (including the exhibits and schedules hereto), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document provided to the Corporation prior to the Effective Time. The financial statements of Purchaser included in the Purchaser SEC Documents (the "Purchaser Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Purchaser's accounting policies, methods or practices (including any change in depreciation or amortization policies or rates) or any material revaluation by the Purchaser of any of its material assets, except as described in the notes to the Purchaser Financial Statements. Except as disclosed in the Purchaser Financial Statements, neither the Purchaser nor any of its subsidiaries has any liabilities required under generally accepted accounting principles to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser and its subsidiaries taken as a whole, except for liabilities incurred since the date of the most recent balance sheet forming part of such Purchaser Financial Statements in the ordinary course of business consistent with past practices.

5.5 Absence of Conflicting Agreements

Neither the Purchaser nor Merger Sub is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, Contract, obligation, instrument, charter or by-law provision, Law or Governmental Authorization which would be violated, contravened, breached by, or under which any default would occur or an Encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of its obligations provided for under this Agreement. Neither the Purchaser nor Merger Sub's entering into this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Parent Ancillary Document will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

5.6 Approvals; Restrictions

Except for the filings and/or notices required (a) the Securities Laws, (b) under a foreign anti-trust or trade regulation law, (c) to be made with: (i) the NASD and/or its Nasdaq SmallCap Market, (ii) the Boston Stock Exchange, and
(iii) each state securities or "blue sky" authority which may have jurisdiction, or (d) to be filed by the Purchaser pursuant to the Investment Canada Act, and except for the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, no approval, order or consent of or filing with any Governmental Authority is required on the part of the Purchaser or Merger Sub in connection with the execution, delivery and performance of this Agreement or any Purchaser Ancillary Documents or the performance of the Purchasers' obligations under this Agreement and the Purchaser Ancillary Documents. Such filings shall be accomplished in a timely manner, except where failure to accomplish such filing would not reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Corporation. The Purchaser Common Stock will be of the same class as is currently registered under the 1934 Act and the Purchaser will use commercially reasonable best efforts to ensure that the Purchaser Common Stock is listed for trading on the Nasdaq SmallCap Market. The Shares to be issued hereunder will constitute "restricted securities" within the meaning of the federal securities laws of the United States and may not be offered, sold, transferred or otherwise disposed of by any other person except in strict compliance with all applicable provisions of such laws, the rules and regulations thereunder and all state and Canadian securities laws, rules and regulations. There are no other restrictions on the securities being issued except as provided in the Escrow Agreement.

5.7 Capitalization.

The authorized capital stock of the Purchaser consists of an unlimited number of shares of Common Stock, no par value per share, of which 35, 079, 014 shares are issued and outstanding. All issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Other than as listed on Schedule 5.7, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Purchaser's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of the Purchaser's capital stock or obligating the Purchaser to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.

5.8 Litigation

There is no action, suit, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress or, to the knowledge of the Purchaser pending or threatened against or relating to the Purchaser or Merger Sub before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel, which, if determined adversely to the Purchaser or Merger Sub would:

      (a) prevent the Purchaser from issuing the Purchaser Common Stock to the Corporation Stockholders in the Merger;

      (b) enjoin, restrict or prohibit the Merger or the other transactions contemplated by this Agreement; or

      (c) prevent the Purchaser or Merger Sub from fulfilling all of its obligations set out in this Agreement or arising from this Agreement, or

      (d) that would have or would be reasonably likely to have a Material Adverse Effect on the Purchaser;

and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against the Purchaser or Merger Sub any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

5.9 Absence of Certain Changes.

Since the date of the most recent balance sheet of the Purchaser included in the Purchaser Financial Statements, Purchaser has operated its business in the ordinary course consistent with past practice and there has not been (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Purchaser which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon, (b) any amendment or change in the Purchaser's charter documents; or (c) any declaration, setting aside or payment of a dividend on, or the making of any other distribution in respect of, the capital stock of the Purchaser, or any split, combination or recapitalization of the capital stock of the Purchaser or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Purchaser or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Purchaser.

5.10 No Broker

Except as disclosed on Schedule 5.10, the Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement directly and without the intervention on their behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against any of the Corporation Stockholders and the Purchaser shall be responsible for the Broker fees disclosed in Schedule 5.10.

5.11 Shares.

All of the Shares when issued as contemplated hereby will be duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock of the Purchaser and will be issued in compliance with all applicable Securities Laws.

5.12 Experience.

The Purchaser has carefully reviewed the representations concerning the Corporation contained in this Agreement and has made detailed inquiry concerning the Corporation, its business and its personnel; the officers of the Corporation have made available to the Purchaser any and all written information which it has requested and have answered to the Purchaser's satisfaction all inquiries made by the Purchaser as of the date of this Agreement. The Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of this transaction, and the Purchaser is able financially to bear the risks thereof.

5.12 Merger Sub.

Merger Sub is a wholly-owned subsidiary of Purchaser and Purchaser shall cause Merger Sub to perform as provided in this Agreement. Merger Sub was formed solely for the purpose of consummating the Merger, has not conducted any operations and has no material assets or liabilities.

                                    ARTICLE 6
                              NON-WAIVER; SURVIVAL

6.1 Non-Waiver

No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Corporation. No investigations made by or on behalf of the Corporation at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Corporation. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2 Nature and Survival

All representations and warranties contained in this Agreement on the part of each of the Parties shall survive the Closing, until December 31, 2004, unless a bona fide notice of a Claim shall have been given in writing before the expiry of such period, in which case the representation and warranty to which such notice relates shall survive in respect of that Claim until final determination or settlement of such Claim. All covenants of the each of the Parties shall survive in accordance with their terms.

                                    ARTICLE 7

                        PURCHASER'S CONDITIONS PRECEDENT

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part).

7.1 Truth and Accuracy of Representations of Corporation at the Closing Time

All of the representations and warranties of the Corporation made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time (except to the extent that such representations or warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct in all material respects as of such date or period) and with the same effect as if made at and as of the Closing Time and the Purchaser shall have received a certificate of the Corporation to such effect signed by the Chief Executive Officer of the Corporation.

7.2 Performance of Obligations

The Corporation shall have performed or complied with, in all material respects, all its obligations and covenants under this Agreement.

7.3 Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the Merger shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to the Purchaser.

7.4 Consents, Authorizations and Registrations

The Required Approvals listed in Schedule 7.4 hereto shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser, acting reasonably.

7.5 Substantial Damage

No substantial damage by fire or other hazard to the assets or Business of the Corporation shall have occurred prior to the Closing Time.

7.6 No Proceedings

There shall be no injunction or restraining order issued preventing, and no claim, action, suit, litigation or proceeding, judicial or administrative, or investigation against any Party pending by any Person, or pending or threatened by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of those transactions is improper or would give rise to proceedings under any Laws.

7.7 Directors and Officers of the Corporations

There shall have been delivered to the Purchaser on or before the Closing Time, the resignations of all individuals who are currently directors or officers of the Corporation (except to the extent that the Corporation has been notified to the contrary by the Purchaser).

7.8 Transfer and Delivery of the Purchased Shares

The Purchaser shall have received Transmittal Letters from each Corporation Stockholder receiving Exchange Shares in the Merger pursuant to Section 2.6 hereof and accredited investor questionnaires, in a form acceptable to counsel for the Purchaser, from each entity receiving the Management Shares and the CIBC Shares.

7.9 Securities Laws

Purchaser shall have reasonably satisfied itself that all applicable requirements of any and all applicable Securities Laws relating to the sale and issuance of the Shares hereunder pursuant to the Merger have been met.

7.10 Corporation Stockholder Approval

The Corporation's stockholders shall have approved this Agreement in accordance with the Articles of Incorporation of Corporation and as provided by Delaware Law and California Law.

7.11 Opinion of Counsel for Corporation.

The Purchaser shall have received an opinion dated as of the Closing Date from counsel for the corporation in form and substance acceptable to the Purchaser and its counsel, acting reasonably.

7.12 Disclosure Schedules

Corporation shall have delivered to the Purchaser Disclosure Schedules that qualify and set forth matters required by the representations and warranties contained in Article 4 of this Agreement.

7.13 Escrow Agreement

Purchaser shall have been provided with an executed Escrow Agreement.

7.14 Corporation Liabilities

      (a) The Corporation shall have paid in full its term loan from Agility Capital in the current principal amount of $150,000 (including any interest accrued thereon).

      (b) The liabilities of the Corporation as of the Closing Date, not including any brokers' or similar fees payable by the Corporation to CIBC World Markets Corp. but specifically including any legal or accounting fees to be paid pursuant to Section 9.12(c) below, shall not exceed $3,600,000.

7.15 No Material Adverse Effect

There shall not have occurred a Closing Material Adverse Effect. As used herein, a "Closing Material Adverse Effect" means a Material Adverse Effect with respect to the Corporation other than a Material Adverse Effect arising due to the Corporation's lack of liquidity or insolvency (but not including the Corporation being petitioned into voluntary or involuntary bankruptcy or any creditors of the Corporation having provided, after the date of this Agreement, notice to the Corporation of the exercise of their rights to foreclose upon, seize or sell any of the assets of the Corporation), unless such Material Adverse Effect arising due to the Corporation's lack of liquidity or insolvency occurs as a direct result of a wilful misrepresentation by one of the Corporation's officers, directors, or agents with respect to the Corporation's financial or business agreements, financial statements, customer revenue or adverse change to the Business which directly relates to the Corporation's liquidity and/or solvency.

7.16 Releases

The Purchaser shall have been provided with releases from CIBC (as hereinafter defined in Section 9.12(d)) and all employee of the Corporation entitled to receive the Management Shares

(as hereinafter defined in Section 9.12(e)), in form and substance satisfactory to the Purchaser acting reasonably.

7.17 Waiver of Conditions

The Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination pursuant to
Article 11 in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                    ARTICLE 8
                       CORPORATION'S CONDITIONS PRECEDENT

The obligations of the Corporation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Corporation and may be waived by the Corporation, in whole or in part).

8.1 Truth and Accuracy of Representations of the Purchaser at the Closing Time

All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except to the extent that such representations or warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct in all material respects as of such date or period) and the Corporation shall have received a certificate of the Purchaser to such effect signed by the Chief Executive Officer of the Purchaser.

8.2 Performance of Obligations

The Purchaser shall have performed or complied with, in all respects, all its obligations and covenants under this Agreement.

8.3 Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the Merger under this Agreement shall be satisfactory to the Corporation, acting reasonably, and the Corporation shall have received copies of all extra documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions in form (as to certification and otherwise) and substance reasonably satisfactory to the Corporation.

8.4 Consents and Authorizations

The Required Approvals listed in Schedule 7.4 hereto shall have been obtained at or before the Closing Time on terms acceptable to the Corporation, acting reasonably.

8.5 No Proceedings

There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, suit, litigation or proceeding, judicial or administrative, or investigation against any Party by any Person, for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of those transactions is improper or would give rise to proceedings under any Laws.

8.6 Corporation Stockholder Approval

The Corporation's stockholders shall have approved this Agreement in accordance with the Articles of Incorporation of Corporation and as provided by Delaware Law and California Law.

8.7 Registration Rights

The Purchaser shall have executed and delivered a Registration Rights Agreement in a form attached hereto as Exhibit 8.7 with respect to the Shares.

8.8 Disclosure Schedules

The Purchaser shall have accepted the Disclosure Schedules prepared by the Corporation to qualify and set forth the matters required by the representations and warranties contained in Article 4 of this Agreement, in form and substance reasonably satisfactory to the Corporation.

8.9 Escrow Agreement

The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Stockholder Representative.

8.10 Nasdaq Listing

The Shares shall have been listed with The Nasdaq Stock Market, Inc.

8.11 Waiver of Conditions.

The Corporation may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination pursuant to
Article 11 in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                    ARTICLE 9
               OTHER COVENANTS AND REPRESENTATIONS OF THE PARTIES

9.1 Conduct of Business Prior to Closing

During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with Article 11 hereof, the Corporation will do the following:

      (a) Conduct Business in the Ordinary Course - Except as otherwise expressly contemplated under this Agreement or as otherwise approved by the Purchaser, conduct its business in the ordinary and usual course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction or Contract which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or covenants of the Corporation contained in this Agreement.

      (b) Maintain Good Relations - Use all reasonable efforts to maintain good relations with the Employees, its customers and suppliers.

      (c) Continue Insurance - Continue in force all policies of insurance maintained by or for the benefit of the Corporation and give all notices and present claims under all insurance policies in a timely fashion.

      (d) Compliance with Law - Comply in all material respects with all Laws affecting the operation of the Corporation.

      (e) Prevent Certain Changes - Not, without the prior written consent of the Purchaser or as contemplated by this Agreement, take any of the following actions:

            (i) transfer, assign, sell or otherwise dispose of any of any material assets or the corporation, or cancel any debts or entitlements, in each case except in the ordinary and usual course of business;

            (ii) incur or assume any material obligation or liability (fixed or contingent) except liabilities incurred in the ordinary and usual course of business;

            (iii) discharge or satisfy any material Encumbrance or pay any material obligation or liability (fixed or contingent) other than liabilities included in the Company Financial Statements and liabilities incurred since the Balance Sheet Date in the ordinary and usual course of business;

            (iv) enter into any commitment or transaction not in the ordinary and usual course of business where such transaction is or would be material in relation to the Corporation;

            (v) grant any bonuses, whether monetary or otherwise, or make any general wage, salary or Benefit Plan increases in respect of its Employees or change the terms of employment for any Employee except in the ordinary and usual course of business and consistent with past practice;

            (vi) hire or dismiss any senior Employees or hired or dismissed any other Employees except in the ordinary and usual course of business;

            (vii) mortgage, pledge, or otherwise subject to any Encumbrance any of its assets or property, whether tangible or intangible;

           (viii) declare or pay any dividends or declare or make any other distributions on or in respect of any of its shares or purchase or otherwise acquire any of its shares;

            (ix) pay any management fees or other amounts (other than salaries an benefits of Employees, the terms of which are disclosed in
                  Schedule 4.25 of the Disclosure Schedules) to any of the Corporation Stockholders; and

            (x) authorize, agree or otherwise become committed to do any of the foregoing.

      (f) Approvals - Co-operate with the Purchaser and use all commercially reasonable efforts and diligently pursue obtaining the Required Approvals set forth in Schedule 7.4.

9.2 Access for Investigation

      (a) The Corporation shall permit the Purchaser and its representatives, on reasonable notice to the Corporation, between the date of this Agreement and the Closing Time, without interference with the ordinary conduct of the Business, to have reasonable access during normal business hours to (i) the Real Property; (ii) all other locations where Books and Records or other material relevant to the Business are stored; (iii) all the Books and Records; and (iv) the properties and assets used in the Business. The Corporation shall furnish to the Purchaser copies of Books and Records (subject to any confidentiality agreements or covenants relating to any Books and Records) as the Purchaser shall from time to time request to enable confirmation of the matters warranted in Article 4. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded a reasonable opportunity to review all aspects of the financial affairs of the Corporation.

      (b) The Purchaser shall permit the Corporation and its representatives, on reasonable notice to the Purchasers, between the date of this Agreement and the Closing Date, without interference with the ordinary conduct of Purchasers' business, to have reasonable access during normal business hours to Purchaser's facilities, books and records. The Purchaser shall furnish to the Corporation copies of such of Purchaser's books and records (subject to any confidentiality agreements or covenants relating to such books and records) as the Corporation shall from time to time reasonably request. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Corporation shall be afforded a reasonable opportunity to review material aspects of the financial affairs of the Corporation.

      (c) Notwithstanding subsections (a) and (b), neither party shall be required to disclose any information, records, files or other data to the other where prohibited by Laws or confidentiality obligations, or where the information, records, files or other data would be subject to attorney-client privilege.

9.3 Confidentiality

Prior to the Closing and following any termination of this Agreement, the Purchaser shall keep confidential and not divulge, furnish or make accessible all information disclosed to it by the Corporation or their agents relating to the Corporation, except information which:

      (a)   is or becomes generally available to the public;

      (b) the Purchaser received from an independent third Person, who had obtained the information lawfully and was under no obligation of secrecy, or

      (c) the Purchaser can show was in its possession before receipt of such information from the Corporation or their agents.

If this Agreement is terminated without completion of the transactions contemplated by this Agreement, the Purchaser shall (A) promptly return all documents, work papers and other written material (including all copies) obtained from the Corporation or their agents in connection with this Agreement and not previously made public, and shall continue to maintain the confidence of all such information, and (B) not solicit, offer or otherwise attempt to entice any Employee to leave the employ of Corporation to work for the Purchaser for a period of one (1) year from the date of termination of this Agreement. The provisions of this Section 9.3 are in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement that may be executed by the Parties with respect to the transactions contemplated by this Agreement.

9.4 Actions to Satisfy Closing Conditions

Each of the Parties shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Merger and the consummation of the transactions contemplated by this Agreement which are set forth in Articles 7 and 8 and to ensure compliance with each of the covenants set forth in this Article 9.

9.5 U.S. Securities Filings

The Purchaser shall timely complete all filings required under Securities Laws with respect to the transactions contemplated hereunder.

9.6 Nasdaq Listing

The Purchaser agrees to authorize for listing, prior to the Closing Time, on the Nasdaq Small Cap Market and the Boston Stock Exchange the shares of Purchaser Common Stock issuable to the Corporation Stockholders in connection with the Merger upon official notice of issuance.

9.7 Stub Period Returns

The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser shall also cause to be prepared and filed on a timely basis all Tax Returns of the Corporation for periods beginning before and ending after the Closing Date.

9.8 Tax Matters.

      The Purchaser recognizes that in order for the Corporation Stockholders to receive tax-free treatment in the Merger, the Purchaser must satisfy a number of requirements under Sections 367 and 368 of the Code and the regulations promulgated thereunder. Accordingly, the Purchaser covenants and represents as follows:

      (a) the Purchaser has not taken and will not take any actions, or fail to take any actions, that would prevent the Merger from qualifying as a reorganization under Section 368(a) or that would trigger gain under Section 367(a);

      (b) the Purchaser does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) or that would trigger gain under Section 367(a);

      (c) the Purchaser shall cooperate reasonably with the Corporation and the Corporation Stockholders in their reasonable efforts to satisfy all requirements under Sections 367 and 368 of the Code;

      (d) the Purchaser shall cooperate, as reasonably required, with the Corporation's efforts to satisfy the reporting requirements set forth in Treasury Regulations Section 1.367(a)-3(c)(6), including reporting of information reasonably required thereby;

      (e) the Purchaser shall cooperate, as reasonably required, with the obligations of the Corporation Stockholders that hold five percent (5%) or more of the outstanding voting capital stock of the Purchaser immediately after the Merger (the "Five Percent Stockholders") to enter into gain recognition agreements with the Internal Revenue Service pursuant to Treasury Regulations Sections 1.367(a)-3(c)(1)(IV)(B) and 1.367(a)-8 and satisfy their continuing obligations pursuant to such gain recognition agreements, including the provision of information to the Five Percent Stockholders if the Purchaser makes a disposition that causes the Five Percent Stockholders to recognize gain pursuant to such gain recognition agreements; and

      (f) the Purchaser shall not dispose of the Corporation's assets, either through an asset or stock sale, in a transaction that causes the Five Percent Stockholders to recognize gain pursuant to Treasury Regulations Sections 1.367(a)-3(c)(IV)(B) and 1.367(a)-8.

9.9 No Shop.

      (a) The Corporation agrees, from the date of execution of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, not to solicit, negotiate, participate in discussions or consider offers relating to any other proposal contemplating (i) a merger or consolidation involving the Corporation pursuant to which the stockholders of the Corporation immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer), directly or indirectly, of ownership of more than 50% of the then outstanding shares of capital stock of the Corporation, (iii) a sale of a majority of the Corporation's outstanding shares or (iv) a sale of all or substantially all of the assets of the Corporation (each, an "Acquisition Proposal") nor will the Corporation encourage any third party to make an unsolicited Acquisition Proposal; provided however that this Section 9.9 shall not prohibit the Corporation from entering into discussions or negotiations with, furnishing information regarding the Corporation to, and considering an offer from, any person or group who has submitted to the Corporation an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Corporation in good faith concludes (1) may constitute a Superior Offer (as defined below) (2) that such action is consistent with the Corporation's Board of Directors' compliance with its fiduciary obligations to the Corporation's stockholders under applicable law. A "Superior Offer" means any Acquisition Proposal of at least $10,000,000.00 that the Board of Directors of the Corporation determines, in its reasonable judgment, to be more favorable to the Corporation's stockholders than the terms of the Merger.

      (b) Nothing in this Agreement shall prevent the Board of Directors of the Corporation from withholding, withdrawing, amending or modifying any recommendation of the Board of Directors in favor of the Merger if (i) a Superior Offer (as defined above) is made to the Corporation and is not withdrawn, and (ii) the Corporation shall have provided written notice to the Purchaser advising the Purchaser that the Corporation has received a Superior Offer, within one business day of receiving such Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer.

9.10 Corporation Insurance and Indemnification

            (a) From and after the Effective Time, Purchaser and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Corporation (an "Indemnified Director or Officer") against all Claims based on, or arising out of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the

Effective Time, and, in each case, to the full extent permitted under Delaware law or the Corporation's Certificate of Incorporation, Bylaws or indemnification agreements, if any, in effect at the date hereof.

            (b) All rights to indemnification and all limitations of liability existing in favor of an Indemnified Director or Officer as provided under Delaware law or the Company's Certificate of Incorporation, Bylaws or indemnification agreements, if any, in effect at the date hereof shall survive the Merger and shall continue in full force and effect.

            (c) In the event the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and/or assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 9.10, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 9.10 and none of the actions described in clauses (x) or (y) immediately above shall be taken until such provision is made.

            (d) The Corporation shall maintain and not terminate any Directors and Officers insurance policy in effect as of the Effective Time, covering acts occurring prior to the Effective Time for a period of two years following expiration of the current policy.

9.11 Loan to the Corporation

Upon execution of this Agreement, Purchaser shall loan to the Corporation $400,000, by wire transfer of immediately available funds pursuant to a secured promissory note reasonably satisfactory in form and substance to Purchaser and the Corporation. $150,000 of the proceeds of such loan will be used to pay the Corporation's term loan from Agility Capital, which loan is due on June 30, 2004, and $250,000 of the proceeds of such loan will be used to pay the cash payment due from the Corporation to 818 Partners, LLC ("818 Partners") on July 1, 2004.

9.12 Payment of Certain Obligations

            (a) At the Closing, Purchaser will pay to 818 Partners, on behalf of the Corporation, $600,000, provided that such payment obligation shall be conditioned upon 818 Partners' providing Purchaser and the Corporation with a full release of all further obligations in connection the Settlement Agreement between 818 Partners and the Corporation.

            (b) At the Closing, Purchasers will pay such amounts as are required to fully satisfy and terminate the Corporation's factored receivable line of credit from Alliance Financial Capital, Inc., including the $200,000 exit fee related thereto, and the parties shall take all necessary steps to terminate such line of credit and any related Encumbrances effective as of the Closing or as soon thereafter as is reasonably practicable.

            (c) At the Closing, or as soon thereafter as Purchaser or the Surviving Corporation is presented with an invoice therefor, Purchaser or the Surviving Corporation shall pay the legal and accounting fees and expenses incurred by the Corporation in connection with the transactions contemplated by this Agreement, provided, however, that such fees and expenses shall not exceed $75,000 in the aggregate and shall be counted as liabilities for purposes of calculating the aggregate liability amount set forth in Section 7.10(b).

            (d) At the Closing, Purchaser shall issue to CIBC World Markets ("CIBC") a number of Shares equal to $550,000 divided by the Merger Price Per Share (the "CIBC Shares") on behalf of the Corporation Stockholders in satisfaction of fees payable by the Corporation to CIBC.

            (e) Immediately prior to the filing of a registration statement pursuant to the terms of the Registration Rights Agreement described in section
8.7 herein, the Purchaser shall issue to certain of the Corporation's employees a number of Shares equal to approximately 10% of (A) the total number of Shares minus (B) the CIBC Shares (the "Management Shares"), on behalf of the Corporation Stockholders in satisfaction of amounts payable by the Corporation to certain of the Corporation's employees. Exhibit 9.12(e), which the Corporation shall deliver to Purchaser prior to the Closing, will set forth the total number of Management Shares, the employees who shall receive Management Shares and the allocation thereof.

            (f) Within 30 days following the Closing, Purchaser or the Surviving Corporation shall pay in full those certain Convertible Promissory Notes issued by the Corporation to certain of its investors on or about April 1, 2004 in the aggregate principal amount of $325,000 (plus accrued interest thereon).

            (g) Without limiting the foregoing subsections (a)-(f), Purchaser further agrees to pay in full when due each of the liabilities set forth on
Exhibit 9.12(g) which is not specifically addressed in the foregoing subsections.

                                   ARTICLE 10
                                 INDEMNIFICATION

10.1 Mutual Indemnification for Breaches of Covenants and Warranty, etc.

The Corporation and the Corporation Stockholders covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Corporation Stockholders and the Corporation (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to as the "Indemnifying Party" and the Party so to be indemnified being referred to as the "Indemnified Party") to indemnify and save harmless the Indemnified Party effective as and from the Closing Time, from and against all Claims that may be made or brought against the Indemnified Party, or that it may suffer or incur, directly or indirectly as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement (including any exhibits and schedules thereto):

      (a) Promptly after becoming aware of any matter that may give rise to a Claim, the Indemnified Party will provide to the Indemnifying Party written notice of the Claim specifying (to the extent that information is available) the factual basis for the Claim and the amount of the Claim or, if an amount is not then determinable, an estimate of the amount of the Claim, if an estimate is feasible in the circumstances.

      (b) In case an Indemnifying Party shall object in writing to any claim or claims for indemnification, the Indemnified Party and the Indemnifying Party shall attempt in good faith for fifteen (15) days to agree upon the rights of the respective parties with respect to each of such claims.

      (c) If no agreement can be reached after good faith negotiation during such fifteen (15) day period, either the Indemnified Party or the Indemnifying Party may, by written notice to the other party, demand submission of the matter to arbitration or to some other mutually-agreeable form of alternative dispute resolution (together or in the alternative, "ADR") to take place in Chicago, Illinois, United States. Unless the parties mutually agree in writing to some alternative form of ADR, arbitration of the matter shall be conducted in accordance with the commercial rules then in effect of the American Arbitration Association using an arbitrator who is an experienced commercial litigator and admitted before the bar of California, Illinois or New York. The dispute shall be determined by one (1) arbitrator acceptable to both parties, which arbitrator shall be selected within twenty (20) days of filing by a party of notice of intention to arbitrate. If, by the end of said twenty (20) day period, the parties have not agreed on one (1) arbitrator to be acceptable, then either party may request the American Arbitration Association to appoint the arbitrator pursuant to this Section 10.1 and the commercial rules then in effect of the American Arbitration Association. Arbitrators shall be compensated for their services at the standard hourly rate charged in their private professional activities. The parties acknowledge that the federal and state courts situated in Illinois shall have jurisdiction and venue over the parties for the purpose of enforcing this Section 10.1. The United States Federal Rules of Civil Procedure shall apply with respect to any arbitration hereunder, and to the extent practicable any hearing with respect to a single matter shall be held on consecutive hearing days. The arbitrator(s) shall follow substantive rules of law and shall make its award in strict conformity with this Agreement. All parties agree to be bound by the results of this arbitration; judgement upon the award so rendered may be entered and enforced in any court of competent jurisdiction.

      (d) The foregoing indemnity shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim.

      (e) The foregoing indemnity shall be subject to the limitation that, for any Claims made hereunder, the Indemnifying Party shall not be required to pay any such amount until the aggregate amount of such Claims exceeds $125,000 and then the Indemnifying Party shall be required to pay all amounts in excess thereof.

      (f) Notwithstanding anything to the contrary set forth herein, the Escrow Shares shall be the sole source of payment for any indemnity Claims brought hereunder against the Corporation or the Corporation Stockholders, and neither Corporation nor any Corporation Stockholder shall be required to pay any amounts in excess of, or other than, the Escrow Shares.

      (g) Notwithstanding anything to the contrary set forth herein the Purchaser shall not be obligated to pay any amount in excess of the value of the Escrow Shares, valued at the Merger Price Per Share, with respect to any claim for indemnification hereunder.

      (h) The indemnification rights set forth in this Article 10 shall be the sole and exclusive remedy of the Indemnified Party, and are in lieu of any other claim or right that the Indemnified Party may otherwise have under applicable law or otherwise and the liability of any Corporation Stockholder for indemnification claims hereunder shall be several and not joint (but in any event limited to the Escrow Shares as set forth herein).

      (i) In no event shall any holder of the Corporation's stock other than a Corporation Stockholder be liable for any indemnification claims hereunder.

      (j) For all purposes of this Article 10, the Stockholder Representative shall act on behalf of the Corporation Stockholders in administering Claims by the Purchaser, including, without limitation, for purposes of determining whether to dispute that the Corporation Stockholders are in fact liable under this Article 10 for a Claim asserted by the Purchaser, determining whether to assume the defense of third party claims, and administering the Escrow Agreement for the benefit of the Corporation Stockholders.

10.2 Indemnification Procedures for Third Person Claims

      (a) In the case of Claims made by a third Person with respect to which indemnification is sought, the Party seeking indemnification shall give Notice promptly, and in any event within 20 days, to the other Party of any such Claims made upon it. In the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence and provided that, notwithstanding anything else contained in this Agreement, no Claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless Notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 6.2. The provisions of Sections 10.1(a) and 10.1(b) shall also apply to any third person Claims such that the Indemnifying Party shall have an opportunity to object to the defense of any third person Claim in accordance with such provisions.

      (b) The Indemnifying Party shall have the right, by Notice to the Indemnified Party given not later than 30 days after receipt of the Notice described in subsection (a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party.

      (c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as the Indemnifying Party determines, with the advice of counsel, are reasonably necessary to enable the Indemnifying Party to conduct such defence. Any compromise or settlement of the Claim by the Indemnifying Party shall be subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

      (d) The final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

      (e) If the Indemnifying Party does not assume control of a Claim as permitted in subsection 10.2(b), the Indemnified Party shall be entitled to make settlement of the Claim subject to obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and any such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

10.3 Recovery for Indemnification Claims

Notwithstanding anything to the contrary set forth herein, in the event that Purchaser is entitled to indemnification from the Corporation Stockholders pursuant to the terms of this Agreement for breaches of the Corporation's representations and warranties contained in Article 4 herein, such indemnification may be recovered only by deducting the amount of such Claims from the Escrow Shares by instructing the Escrow Agent to return a number of Escrow Shares to the Purchaser equal to the value of such Claim based on the Merger Price Per Share.

10.4 Insurance Proceeds

The amount which an Indemnifying Party is or may be required to indemnify the Indemnified Party pursuant to this Article 10 shall be reduced (including retroactively) by (i) any amounts received by such Indemnified Party from an insurance carrier or paid and resolved by an insurance carrier on behalf of the insured ("Insurance Proceeds") and (ii) other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Claims, or (iii) tax benefits received by the Indemnified Party in connection with such Claims. If an Indemnified Party receives the payment required by this Agreement from the Indemnifying Party in respect of any Claims and subsequently actually receives Insurance Proceeds, or other amounts or benefits in respect of such Claims as specified above, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the amount of any such double recovery actually received. The parties agree that any indemnification provided by this Agreement is not to be deemed insurance (whether primary, excess, or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

                              ATICLE 11 TERMINATION

11.1 Termination

      (a)   This Agreement may be terminated as follows:

            (i) The Parties may terminate this Agreement by their mutual written consent at any time prior to the Closing;

            (ii) The Purchaser may terminate this Agreement by giving written notice to the Corporation at any time prior to the Closing (A) in the event the Corporation has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Corporation of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before 30 days from the date hereof, by reason of the failure of any condition precedent of Purchaser (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement);

            (iii) The Corporation may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Corporation or the Corporation Stockholders have notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) upon repayment of the $400,000 loan described in section 9.11 herein to the Purchaser if the Closing shall not have occurred on or before 30 days from the date hereof, by reason of the failure of any condition precedent of the Corporation hereof (unless the failure results primarily from the Corporation breaching any representation, warranty, or covenant contained in this Agreement);

            (iv) Either Party may, by giving written notice to the other, terminate this Agreement if a court of competent jurisdiction or other governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; and

            (v) By either Party, if the approval and adoption of this Agreement, and the approval of the Merger by the Corporation's stockholders shall not have been obtained by reason of the failure to obtain the vote required by Delaware and California Law at a meeting of the Corporation's stockholders duly convened therefore or at any adjournment thereof or pursuant to a written consent of the Corporation's stockholders.

      (b) Effect of Termination. If any Party properly terminates this Agreement pursuant to Section 11.1(a) hereof, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in wilful breach of this Agreement). The provisions of Section 9.3, Article 11 and Article 12 shall survive any termination of this Agreement.

      (c) Termination for Superior Offer. If the Corporation properly terminates this Agreement pursuant to Section 11.1(a)(iii)(B) or 11.1(a)(iv) hereof due to the acceptance by the Corporation of a Superior Offer, or if the Corporation consummates a transaction pursuant to Superior Offer (any such transaction arising from a Superior Offer being referred to herein as a "Superior Transaction") within six months of its terminating this Agreement pursuant to Sections 11.1(a)(iii)(B) or 11.1(a)(iv) hereof, the Corporation shall pay to the Purchaser ten percent (10%) of the proceeds of the Superior Transaction to the Purchaser at the time of closing of the Superior Transaction from the proceeds of the Superior Transaction.

                                   ARTICLE 12
                                     GENERAL

12.1 Public Notices

All public notices to third Persons and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and co-ordinated by the Corporation, on the one hand, and the Purchaser, on the other hand, and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by Law or any stock exchange in circumstances where prior consultation with the other Parties is not practicable.

12.2 Expenses

Subject to Section 9.12(c) above, each Party shall be responsible for and pay their own respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the Merger and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

12.3 Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (a "Notice") shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

         in the case of a Notice to the Corporation:

                           Bravanta Inc.
                           701 Gateway Blvd, Suite 230
                           South San Francisco, CA 94080
                           Attention: King Lee


                  with a copy to:

                           Sellers attorney

                           Strategic Law Partners, LLP
                           500 S. Grand Ave, Suite 2050
                           Los Angeles, CA 90071
                           Attn: Bradley D. Schwartz
                           Phone: 213-213-7300
                           Fax: 213-213-7301


         in the case of a Notice to the Purchaser.:

                           Workstream Inc.
                           495 March Road, Suite 300
                           Kanata, ON     K2K 3G1

                           Attention:  Michael Mullarkey
                           Facsimile:  613 236 1541

                  with a copy to:

                           Perley-Robertson, Hill & McDougall LLP
                           90 Sparks Street, 4th Floor
                           Ottawa, ON  K1P 1E2

                           Attention:  Michael A. Gerrior
                           Facsimile:  (613) 238 8775

         in the case of a Notice to the Stockholder Representative:

                           Anthony Russo
                           c/o Bravanta Inc.
                           701 Gateway Blvd, Suite 230
                           South San Francisco, CA 94080

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the Notice in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first Business Day after its transmission. Any Notice sent by commercial overnight courier shall be deemed to have been given and received within one Business Day following the date of deposit thereof with such courier.

12.4 Assignment

Neither party may assign this Agreement without the prior written consent of the other party.

12.5 Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Merger contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

12.6 Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.7 Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

12.8 Amendment of Agreement

This Agreement may be altered, amended or annulled at any time by the mutual consent in writing of the parties hereto.

12.9 Waivers

No amendment, waiver or termination of this Agreement will be binding unless executed in writing by the parties to be bound hereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver unless expressly provided.

12.10 Stockholder Representative

      (a) Anthony Russo shall serve as the Stockholder Representative. The Stockholder Representative shall be constituted and appointed as agent for and on behalf of the Corporation Stockholders to give and receive notices and communications, to enter into any ancillary documents to give effect to the transactions described herein, to authorize delivery of the Escrow Shares or other property in satisfaction of Claims, to object to such deliveries, to make Claims on behalf of the Corporation Stockholders to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than 10 days' prior written notice to the Purchaser and the Escrow Agent, provided that any such replacement Stockholder Representative shall agree to be bound by the terms hereof and the terms of the Escrow Agreement. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Corporation Stockholders.

      (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Corporation Stockholders shall severally indemnify and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c) To the extent that any of the Corporation Stockholders provide the Stockholder Representative with written directions with respect to the voting of the Escrow Shares beneficially owned by such Corporation Stockholders, the Stockholder Representative shall instruct the Escrow Agent to vote the Escrow Shares in accordance with such written directions. In the absence of such directions, the Stockholder Representative shall have no obligations with respect to the voting of the Escrow Shares. The Stockholder Representative need not solicit the Corporation Stockholders for such directions, nor furnish proxy information or other documents provided to the Stockholder Representative or Escrow Agent by the Purchaser, if any, to Corporation Stockholders.

12.11 Actions of the Stockholder Representative.

A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Corporation Stockholders for whom Escrow Shares otherwise issuable to them are deposited into escrow and shall be final, binding and conclusive upon each of the Corporation Stockholders, and the Escrow Agent and Purchaser may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every one of the Corporation Stockholders. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

13. Preparation of Solicitation Statement

As soon as practicable after the execution of this Agreement, the Corporation shall prepare, with the cooperation of the Purchaser, a solicitation statement for the solicitation of approval of the shareholders of the Corporation describing this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Purchaser shall provide such information about the Purchaser as the Corporation shall reasonably request. The information supplied by the Corporation for inclusion in the solicitation statement to be sent to the shareholders of the Corporation shall not, on the date the solicitation statement is first mailed to the Corporation's shareholders or at the Effective Time, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, the Corporation makes no representation, warranty or covenant with respect to any information supplied by the Purchaser or Merger Sub that is contained in any of the foregoing documents. The information supplied by the Purchaser or Merger Sub for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to the Corporation's shareholders or at the Effective Time, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in an earlier communication that has become false or misleading. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Corporation that is contained in any of the foregoing documents.

The solicitation statement shall constitute a disclosure document for the offer and issuance of shares of Purchaser Common Stock to be received by the Corporation Stockholders in the Merger. The Purchaser and the Corporation shall each use reasonable commercial efforts to cause the solicitation statement to comply with applicable federal and state securities laws requirements. Each of the Purchaser and the Corporation agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgement of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the recommendation of the Board of Directors of the Corporation that the Corporation Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Corporation Stockholders. Anything to the contrary contained herein notwithstanding, the Corporation shall not include in the solicitation statement any information with respect to the Purchaser or its affiliates or associates, the form and content of which information shall not have been approved by the Purchaser prior to such inclusion.

Notwithstanding the foregoing, to the extent that the Corporation obtains the necessary approvals of its stockholders by written consent prior to distribution of a solicitation statement, the Corporation shall, in lieu of such solicitation statement, provide timely notice of such approval to its stockholders as required by Delaware and California Law.


                            [Signature Page Follows]

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first set forth above.

SIGNED & DELIVERED


                                  BRAVANTA INC.


                                  Per: /s/ King Lee
                                      ------------------------------------------
                                  Name: King Lee
                                  Title: CEO


                                  WORKSTREAM INC.


                                  Per: /s/ Michael Mullarkey
                                      ------------------------------------------
                                  Name: Michael F. Mullarkey
                                  Title: CEO



                                  WORKSTREAM ACQUISITION IV, INC.


                                  Per: /s/ Michael Mullarkey
                                      ------------------------------------------
                                  Name:  Michael F. Mullarkey
                                  Title:


                                  FOR PURPOSES OF SECTIONS 12.10 AND 12.11


                                  /s/ Anthony Russo
                                  ----------------------------------------------
                                  Anthony M. Russo,
                                  as Stockholder Representative